Exhibit 99.9

Audit Committee Charter

(As of 3 March 2025)

The Board of Directors (the "Board") of Hotel101 Global (the "Company") has established an Audit Committee ("Committee") with the purpose, composition, authority, duties, and responsibilities as detailed in this Audit Committee Charter (this "Charter"). The Committee is responsible for overseeing the Company’s financial reporting process, the audit of the Company’s financial statements, and the internal and external audit functions, ensuring accuracy, compliance, and transparency in all financial matters.

I. Purpose

The purpose of the Committee is to assist the Board in its oversight of:

1.	The integrity of the Company's financial statements.

2.	The Company's compliance with legal and regulatory requirements.

3.	The independent auditor's qualifications, independence, and performance.

4.	The performance of the Company's internal audit function.

5.	The Company's policies, programs, and strategies related to environmental, social, and governance (“ESG”) matters.

II. Composition

1.	Membership and Independence

●	The Committee shall consist of no fewer than three directors of the Company. Each member must meet the independence requirements as defined by NASDAQ and the Securities and Exchange Commission (“SEC”).

●	All members must be financially literate, as determined by the Board, and at least one member shall possess accounting or related financial management expertise, qualifying as an "audit committee financial expert" as defined by the SEC.

2.	Appointment and Removal

●	Members of the Committee are appointed by the Board and may be removed by the Board at its discretion.

●	A Committee member will automatically cease to be a Committee member upon ceasing to be a director of the Company

III. Meetings

1.	Frequency

●	The Committee shall meet at least quarterly, or more frequently as circumstances dictate. The Committee may invite such members of management, representatives of the independent auditors, and others to attend meetings as it deems appropriate.

●	The Committee shall meet privately in executive sessions with management, the internal auditors, and the independent auditors at least annually to discuss any matters that the Committee or each of these groups believe should be discussed.

2.	Procedures:

●	The Committee Chairman shall prepare and/or approve an agenda in advance of each meeting.

●	Minutes of each meeting shall be kept.

IV. Authority and Resources

1.	Independent Advisors

●	The Committee has the authority, at the Company's expense, to retain and consult with independent legal, accounting, or other advisors as it deems necessary to carry out its duties. This ensures the Committee can maintain its independence and effectiveness in oversight.

●	The Company must provide for appropriate funding, as determined by the Committee, for the payment of compensation to any advisors employed by the Committee, including costs related to auditing, legal services, and consulting.

2.	Investigative Powers

●	The Committee has the authority to conduct or authorize investigations into any matters within its scope of responsibility. This includes full access to all books, records, facilities, and personnel of the Company.

●	The Committee is empowered to require any officer, employee, or external advisor of the Company to appear and testify before it in connection with any of its functions.

V. Duties and Responsibilities

1.	Oversight of Independent Auditors

●	The Committee is tasked with the direct responsibility for the appointment, compensation, and oversight of the work of the independent auditors. This includes:

o	Approval of the independent auditors' hiring, terms of engagement, and dismissal.

o	Pre-approval of all audit and permissible non-audit services provided by the independent auditors.

o	Review with the independent auditors any audit problems or difficulties and management’s response.

o	Resolution of disagreements between management and the auditor regarding financial reporting.

2.	Financial Reporting

●	Review and discuss with management and the independent auditors the annual and quarterly financial statements before their release and ensure their accuracy and compliance with accounting standards and applicable laws.

●	Discuss the results of the annual audit and any changes to the Company’s accounting practices or policies with the independent auditors.

3.	Internal Control and Compliance

●	Oversee the establishment and monitoring of internal controls and compliance with legal and regulatory requirements.

●	Review and approve the adequacy of internal audit function’s charter from time to time, budget, and staffing, and assess its performance in executing its responsibilities.

●	Review major issues as to the adequacy of internal controls and any special audit steps adopted in light of material control deficiencies.

4.	Internal Audit Oversight

●	Monitor and evaluate the independence and performance of the internal audit function, whether outsourced or in-house.

●	Review the annual plan and scope of work of the internal audit function, including its responsibilities and organizational structure, as needed.

●	Review significant reports prepared by the internal audit function and management’s responses.

5.	Risk Management

●	Discuss with management the Company’s major financial risk exposures and the steps taken to monitor and mitigate such risks.

●	Oversee the development and implementation of policies and procedures for the identification, management, and reporting of financial risks.

6.	Related Party Transactions

●	Review and approve all proposed related party transactions to ensure they are conducted on terms no less favorable than those available to unrelated third parties and do not present a conflict of interest.

7.	Ethics and Compliance

●	Oversee the Company’s compliance with ethical standards and legal obligations.

●	Review the Company’s code of ethics to ensure its adequacy in governing the conduct of employees and ensure compliance with applicable guidelines and regulations.

●	Consider any waivers from the code of ethics for executive officers and directors.

8.	Reporting and Performance Evaluation

●	Regularly report to the Board about the Committee’s activities, issues encountered, and related recommendations.

●	Conduct an annual performance evaluation of the Committee to determine whether it is functioning effectively and achieving its objectives.

9.	Oversight of ESG Issues

●	Monitor and advise on the integration of ESG issues relevant to the audit functions and broader corporate strategy.

10.	Public Disclosures and Communications

●	Review significant financial reporting issues and disclosures in conjunction with the preparation of the Company’s public statements.

●	Oversee the Company’s processes for communicating financial information to shareholders, regulators, and the general public.

11.	Committee Self-Evaluation

●	Conduct an annual evaluation of the Committee’s performance and effectiveness in achieving its objectives and fulfilling its responsibilities.

12.	Review of this Charter

●	Annually review and reassess the adequacy of this Charter and propose any necessary amendments to the Board for approval.

13.	Additional Duties

●	Undertake additional activities related to this Charter as the Committee or the Board deems necessary or appropriate.

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